FOR IMMEDIATE RELEASE
Exhibit 99.1

CONTACT:	Glen L. Ponczak (Investors) (414) 524-2375 Fraser Engerman (Media) (414) 524-2733	October 29, 2013

Johnson Controls Reports Record 2013 Fourth Quarter Earnings;
Expects 30% Earnings Increase in Q1 2014

Company Announces Intention to Explore Strategic Options for Automotive Interiors Business

MILWAUKEE, October 29, 2013 . . . For the fiscal 2013 fourth quarter, Johnson Controls reported net income of $105 million, or $0.15 per share, on $11.0 billion in revenues. Excluding restructuring and non-recurring items in the 2013 and 2012 fiscal fourth quarters, highlights (non-GAAP) include:

•	Net revenues of $11.0 billion vs. $10.4 billion in Q4 2012, up six percent

•	Record income from business segments of $920 million compared with $725 million a year ago, up 27 percent

•	Record net income of $657 million versus $526 million in Q4 2012, up 25 percent

•	Diluted earnings per share of $0.95 versus $0.77 in the same quarter last year, up 23 percent

•	Cash provided by operating activities of $1.0 billion; net debt reduction of approximately $1.2 billion, including HomeLink® divestiture proceeds

Non-recurring items that impacted reported Q4 2013 and Q4 2012 earnings include:

2013 fourth quarter (net charge of $0.80 per share):

•
A $454 million net gain ($235 million after-tax) on the sale of two businesses, primarily related to the HomeLink automotive electronics business which was sold to Gentex Corporation on September 27, 2013

•
A $758 million ($694 million after-tax) restructuring and non-cash impairment charge related primarily to severance costs ($215 million) and a write-down of Automotive Interiors business goodwill ($430 million)

•	A non-cash mark-to-market gain of $405 million ($236 million after-tax) associated with pension and retiree medical benefits and a $69 million ($42 million after-tax) pension settlement gain

•	Tax charges of $371 million primarily related to valuation allowance provisions and the repatriation of Automotive Electronics accumulated foreign earnings

2012 fourth quarter (net charge of $0.78 per share):

•	A $245 million ($228 million after-tax) restructuring charge

•	A non-cash mark-to-market charge of $447 million ($271 million after-tax) associated with pension and retiree medical benefits

•	A tax charge of $35 million

“While the macro-economic environment continues to be challenging, each of our businesses generated top line growth in the fourth quarter. Even more importantly, they all had significant improvements in profitability. It is particularly pleasing that our efforts to improve execution and control costs are gaining traction,” said Alex Molinaroli, Johnson Controls chief executive officer.

“I would like to thank Steve Roell, who retired as CEO on September 30, for his many years of service to the company and our customers. Steve led Johnson Controls through some of the most difficult market and economic conditions in our history, and we will always appreciate his leadership and vision,” said Molinaroli. Steve Roell remains chairman of the company’s Board of Directors until December 31, 2013.

Business segments, excluding restructuring and non-recurring items (non-GAAP)
Building Efficiency realized higher revenues and segment income despite a soft global market environment. Sales in the fiscal 2013 fourth quarter were $3.9 billion, two percent higher than $3.8 billion in the same quarter last year, with double digit growth in North America Service and higher revenues in Asia partially offset by lower sales in Global Workplace Solutions. Residential HVAC sales increased 13 percent as demand was positively impacted by improved market conditions in North America.

Orders in the quarter were two percent higher year-over-year, marking the second consecutive quarter of improvement. The backlog of projects at the end of the quarter, adjusted for divestitures and foreign exchange, declined five percent to $4.8 billion primarily due to lower activity in Europe and the Middle East.

Building Efficiency segment income was $357 million, up nine percent from $327 million in the fiscal 2012 fourth quarter, primarily as a result of on-going cost reduction initiatives and favorable pricing / mix. North America Service fourth quarter 2013 segment income increased 34 percent due primarily to improved pricing, cost reduction initiatives and better labor utilization. Global Workplace Solutions (GWS) fourth quarter 2013 segment income increased 16 percent as its business improvement program continued to improve profitability. The company noted that for the full 2013 fiscal year, GWS margins have nearly doubled, to 2.3 percent.

Automotive Experience revenues in the quarter grew nine percent to $5.5 billion versus $5.0 billion last year on industry production growth of five percent in North America and a production decline of one percent in Europe. Revenues in China, which are primarily related to Seating and generated through non-consolidated joint ventures, increased 20 percent to $1.6 billion, while industry production increased six percent versus last year.

Automotive Experience segment income was $233 million, 47 percent higher than the same quarter last year. Seating segment income increased by 58 percent while Interiors reported a profit versus a loss last year due to improved operational efficiencies and the benefits of earlier restructuring actions. Electronics segment income declined 17 percent due primarily to higher engineering.

Power Solutions posted solid revenue and income gains in the quarter. Sales in the fourth quarter of 2013 increased nine percent to $1.7 billion versus $1.6 billion in the same period last year. Unit shipments rose 5 percent, with increases in both the original equipment (OE) and replacement markets. Double-digit growth in North America OE, Europe and Asia was partially offset by continued soft aftermarket demand in North America. The company said its production of AGM lead acid batteries for fuel-saving start/stop vehicles rose 33% compared with the fourth quarter of last year.

Power Solutions segment income rose 38 percent to $330 million versus $239 million in the fourth quarter of fiscal 2012 due primarily to the benefits of increased vertical integration, cost reduction actions and improved pricing. Power Solutions segment margin rose 410 basis points to 19.4 percent versus the same period last year.

Portfolio update
Johnson Controls today announced its intention to explore strategic options to enhance the position and financial capacity of its Automotive Interiors business as part of the company’s previously stated intention to build its multi-industry portfolio. Revenues from the Interiors business totaled $4.2 billion in fiscal 2013, with a loss of $13 million.

Johnson Controls noted that its Automotive Electronics segment results include the full-year profit contribution from the HomeLink business, which was sold on September 27, 2013. The company announced its intentions to sell its entire Automotive Electronics business earlier in 2013. An announcement regarding the sale of the remaining Electronics business is expected to be made by the end of the calendar year.

Fiscal 2014 outlook
Johnson Controls today gave a preliminary outlook of its market and financial expectations for fiscal 2014, saying it believes improving end markets will enable the company to modestly grow revenues in the upcoming year.

For the first quarter of 2014, the company expects earnings to increase approximately 30 percent (35 percent adjusting for the impact of the HomeLink divestiture). Johnson Controls will provide full fiscal year 2014 guidance at its annual New York analyst day on December 18, 2013.

“We are at the beginning of the next era for Johnson Controls. We believe initiatives to improve the profitability of our businesses are gaining momentum and our markets are stabilizing,” said Molinaroli. “In the coming months, we will provide detail on how we plan to build on the strengths of Johnson Controls to improve our performance and drive higher levels of shareholder value. I believe our 2013 results shows that we have a strong foundation to build upon.”

“I would also like to thank our 170,000 Johnson Controls employees across the globe for their contributions, delivering record 2013 sales and earnings,” Molinaroli added.

FORWARD-LOOKING STATEMENTS
Johnson Controls, Inc. has made statements in this document that are forward-looking and, therefore, are subject to risks and uncertainties. All statements in this document other than statements of historical fact are statements that are, or could be, deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In this document, statements regarding future financial position, sales, costs, earnings, cash flows, other measures of results of operations, capital expenditures or debt levels and plans, objectives, outlook, targets, guidance or goals are forward-looking statements. Words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “forecast,” “project” or “plan” or terms of similar meaning are also generally intended to identify forward-looking statements. Johnson Controls cautions that these statements are subject to numerous important risks, uncertainties, assumptions and other factors, some of which are beyond Johnson Controls’ control, that could cause Johnson Controls’ actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the strength of the U.S. or other economies, automotive vehicle production levels, mix and schedules, energy and commodity prices, availability of raw materials and component products, currency exchange rates, and cancellation of or changes to commercial contracts, as well as other factors discussed in Item 1A of Part I of Johnson Controls’ most recent Annual Report on Form 10-K for the year ended September 30, 2012 and Johnson Controls’ subsequent Quarterly Reports on Form 10-Q. Shareholders, potential investors and others should consider these factors in evaluating the forward-looking statements and should not place undue reliance on such statements. The forward-looking statements included in this document are only made as of the date of this document, and Johnson Controls assumes no obligation, and disclaims any obligation, to update forward-looking statements to reflect events or circumstances occurring after the date of this document.

ABOUT JOHNSON CONTROLS
Johnson Controls is a global diversified technology and industrial leader serving customers in more than 150 countries. Our 168,000 employees create quality products, services and solutions to optimize energy and operational efficiencies of buildings; lead-acid automotive batteries and advanced batteries for hybrid and electric vehicles; and interior systems for automobiles. Our commitment to sustainability dates back to our roots in 1885, with the invention of the first electric room thermostat. Through our growth strategies and by increasing market share we are committed to delivering value to shareholders and making our customers successful. In 2013, Corporate Responsibility Magazine recognized Johnson Controls as the #14 company in its annual “100 Best Corporate Citizens” list. For additional information, please visit http://www.johnsoncontrols.com. Follow Johnson Controls Investor Relations on Twitter at www.twitter.com/JCI_IR.

October 29, 2013 Page 5 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Three Months Ended September 30,
	2013	2012 (Revised)

Net sales	$11,047	$10,392
Cost of sales	8,945	8,805
Gross profit	2,102	1,587

Selling, general and administrative expenses	(802)	(1,385)
Gain on business divestitures - net	454	5
Restructuring and impairment costs	(758)	(245)
Net financing charges	(54)	(62)
Equity income	94	71

Income (loss) before income taxes	1,036	(29)

Income tax provision (benefit)	895	(50)

Net income	141	21

Less: income attributable to noncontrolling interests	36	29

Net income (loss) attributable to JCI	$105	$(8)

Diluted earnings (loss) per share	$0.15	$(0.01)

Diluted weighted average shares	691	683
Shares outstanding at period end	685	682

October 29, 2013 Page 6 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (in millions, except per share data; unaudited)

	Twelve Months Ended September 30,
	2013	2012 (Revised)

Net sales	$42,730	$41,955
Cost of sales	35,952	35,807
Gross profit	6,778	6,148

Selling, general and administrative expenses	(3,965)	(4,478)
Gain on business divestitures - net	483	40
Restructuring and impairment costs	(985)	(297)
Net financing charges	(248)	(233)
Equity income	402	340

Income before income taxes	2,465	1,520

Income tax provision	1,168	209

Net income	1,297	1,311

Less: income attributable to noncontrolling interests	119	127

Net income attributable to JCI	$1,178	$1,184

Diluted earnings per share	$1.71	$1.72

Diluted weighted average shares	689	689
Shares outstanding at period end	685	682

October 29, 2013 Page 7 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (in millions; unaudited)

	September 30, 2013	September 30, 2012 (Revised)
ASSETS
Cash and cash equivalents	$1,055	$265
Accounts receivable - net	7,206	7,308
Inventories	2,325	2,343
Assets held for sale	818	—
Other current assets	2,308	2,827
Current assets	13,712	12,743

Property, plant and equipment - net	6,585	6,440
Goodwill	6,589	6,982
Other intangible assets - net	999	947
Investments in partially-owned affiliates	1,041	948
Other noncurrent assets	2,645	2,894
Total assets	$31,571	$30,954

LIABILITIES AND EQUITY
Short-term debt and current portion of long-term debt	$938	$747
Accounts payable and accrued expenses	7,533	7,204
Liabilities held for sale	416	—
Other current liabilities	3,244	2,904
Current liabilities	12,131	10,855

Long-term debt	4,560	5,321
Other noncurrent liabilities	2,132	2,752
Redeemable noncontrolling interests	157	253
Shareholders' equity attributable to JCI	12,331	11,625
Noncontrolling interests	260	148
Total liabilities and equity	$31,571	$30,954

October 29, 2013 Page 8 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Three Months Ended September 30,
	2013	2012 (Revised)
Operating Activities
Net income (loss) attributable to JCI	$105	$(8)
Income attributable to noncontrolling interests	36	29

Net income	141	21

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	256	221
Pension and postretirement benefit cost (credit)	(470)	455
Pension and postretirement contributions	(36)	(26)
Equity in earnings of partially-owned affiliates, net of dividends received	(37)	68
Deferred income taxes	282	(292)
Restructuring and impairment costs	537	39
Gain on divestitures - net	(454)	(5)
Fair value adjustment of equity investment	(24)	—
Other	6	2
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(162)	(59)
Inventories	54	170
Restructuring reserves	167	172
Accounts payable and accrued liabilities	270	(30)
Change in other assets and liabilities	517	58
Cash provided by operating activities	1,047	794

Investing Activities
Capital expenditures	(358)	(398)
Sale of property, plant and equipment	63	46
Acquisition of businesses, net of cash acquired	(10)	—
Business divestitures	761	14
Other	17	4
Cash provided (used) by investing activities	473	(334)

Financing Activities
Decrease in short and long-term debt - net	(541)	(606)
Stock repurchases	(125)	(60)
Payment of cash dividends	(130)	(123)
Proceeds from the exercise of stock options	81	12
Other	(67)	(11)
Cash used by financing activities	(782)	(788)
Effect of exchange rate changes on cash and cash equivalents	(70)	(9)
Cash held for sale	(4)	—
Increase (decrease) in cash and cash equivalents	$664	$(337)

October 29, 2013 Page 9 JOHNSON CONTROLS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions; unaudited)

	Twelve Months Ended September 30,
	2013	2012 (Revised)
Operating Activities
Net income attributable to JCI	$1,178	$1,184
Income attributable to noncontrolling interests	119	127

Net income	1,297	1,311

Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	952	824
Pension and postretirement benefit cost (credit)	(475)	479
Pension and postretirement contributions	(97)	(414)
Equity in earnings of partially-owned affiliates, net of dividends received	(86)	(138)
Deferred income taxes	273	(234)
Restructuring and impairment costs	586	53
Gain on divestitures - net	(483)	(40)
Fair value adjustment of equity investment	(106)	(12)
Other	43	45
Changes in assets and liabilities, excluding acquisitions and divestitures:
Receivables	(156)	(114)
Inventories	(97)	109
Restructuring reserves	234	196
Accounts payable and accrued liabilities	584	(64)
Change in other assets and liabilities	127	(442)
Cash provided by operating activities	2,596	1,559

Investing Activities
Capital expenditures	(1,287)	(1,831)
Sale of property, plant and equipment	116	58
Acquisition of businesses, net of cash acquired	(123)	(30)
Business divestitures	761	105
Other	43	(94)
Cash used by investing activities	(490)	(1,792)

Financing Activities
Increase (decrease) in short and long-term debt - net	(573)	922
Stock repurchases	(350)	(102)
Payment of cash dividends	(513)	(477)
Proceeds from the exercise of stock options	254	40
Other	(32)	(176)
Cash provided (used) by financing activities	(1,214)	207
Effect of exchange rate changes on cash and cash equivalents	(98)	34
Cash held for sale	(4)	—
Increase in cash and cash equivalents	$790	$8

October 29, 2013

FOOTNOTES
1. Business Unit Summary

In the fourth quarter of fiscal 2013, the Company changed its method of accounting for certain inventory at Power Solutions from LIFO to FIFO which required retrospective application to prior year financial statements. As a result of this accounting change, the segment income amounts shown below reflect increases to cost of sales of $1 million ($0.00) for the fiscal 2012 fourth quarter and $70 million ($0.06) for the fiscal 2012 year-to-date.

	Three Months Ended September 30,					Twelve Months Ended September 30,
(in millions)	2013		2012 (Revised)%			2013	2012 (Revised)%
	(unaudited)					(unaudited)
Net Sales
Building Efficiency	$3,891		$3,817		2%	$14,591	$14,715	-1%
Automotive Experience	5,459		5,012		9%	21,781	21,334	2%
Power Solutions	1,697		1,563		9%	6,358	5,906	8%
Net Sales	$11,047		$10,392			$42,730	$41,955

Segment Income (2)
Building Efficiency	$363		$327		11%	$988	$910	9%
Automotive Experience	734		159		*	1,299	803	62%
Power Solutions	346		239		45%	1,006	784	28%
Segment Income	$1,443	(1)	$725	(1)		$3,293	$2,497

Restructuring and impairment costs	(758)		(245)			(985)	(297)
Mark-to market benefit (charge) for pension and postretirement plans	405		(447)			405	(447)
Net financing charges	(54)		(62)			(248)	(233)
Income (loss) before income taxes	$1,036		$(29)			$2,465	$1,520

Net Sales
Products and systems	$8,869		$8,268		7%	$34,412	$33,561	3%
Services	2,178		2,124		3%	8,318	8,394	-1%
	$11,047		$10,392			$42,730	$41,955

Cost of Sales
Products and systems	$7,237		$7,096		2%	$29,196	$28,909	1%
Services	1,708		1,709		0%	6,756	6,898	-2%
	$8,945		$8,805			$35,952	$35,807
* Measure not meaningful

(1) These 2013 fourth quarter reported segment income numbers include non-recurring/unusual items. There were no 2012 fourth quarter non-recurring/unusual items included in segment income. The pre-tax non-recurring/unusual items are reported in the segments as follows:

	Automotive Experience	Building Efficiency	Power Solutions	Consolidated JCI

Segment income, as reported	$734	$363	$346	$1,443

Non-recurring/unusual items:
Net loss (gain) on sale of businesses	(476)	22	—	(454)
Pension settlement gain	(25)	(28)	(16)	(69)

Segment income, excluding non-recurring/unusual items	$233	$357	$330	$920

(2) Management evaluates the performance of the business units based primarily on segment income, which represents income from continuing operations before income taxes and noncontrolling interests, excluding net financing charges, significant restructuring and impairment costs and the net mark-to-market adjustments on pension and postretirement plans.

Building Efficiency - Provides facility systems and services including comfort, energy and security management for the non-residential buildings market and provides heating, ventilating, and air conditioning products and services for the residential and non-residential building markets.

Automotive Experience - Designs and manufactures interior systems and products for passenger cars and light trucks, including vans, pick-up trucks and sport/crossover utility vehicles.

Power Solutions - Services both automotive original equipment manufacturers and the battery aftermarket by providing advanced battery technology, coupled with systems engineering, marketing and service expertise.
October 29, 2013

2. Earnings Per Share Reconciliation

A reconciliation of earnings per share, as reported, to earnings per share, excluding non-recurring/unusual items, for the respective quarters and annual periods is shown below:

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012 (Revised)	2013	2012 (Revised)
	(unaudited)		(unaudited)

Earnings per share, as reported	$0.15	$(0.01)	$1.71	$1.72

Non-recurring/unusual items:
Equity affiliate fair value adjustment	—	—	(0.07)	—
Net gain on sale of businesses	(0.34)	—	(0.34)	(0.05)
Restructuring and impairment costs	1.00	0.33	1.27	0.45
Mark-to-market (gains)/charges for pension and postretirement plans	(0.34)	0.40	(0.34)	0.39
Pension settlement gain	(0.06)	—	(0.06)	—
Tax valuation allowances and tax reserves	0.24	0.05	0.19	0.02
Foreign earnings repatriation provision (Electronics business)	0.30	—	0.30	—

Earnings per share, excluding non-recurring/unusual items	$0.95	$0.77	$2.66	$2.53

3. Income Taxes

The Company's effective tax rate before consideration of non-recurring/unusual items for the fourth quarter and year ending September 30, 2013 is 20 percent. The fiscal 2013 fourth quarter provision for income tax reflects net valuation allowances and FIN 48 provisions of $165 million ($0.24) and repatriation of foreign earnings provisions of $206 million ($0.30). The fiscal 2012 fourth quarter provision for income taxes reflects a $35 million ($0.05) valuation allowance provision. The full year fiscal 2013 reflects net valuation allowances and FIN 48 provisions of $136 million ($0.19) and repatriation of foreign earnings provisions of $206 million ($0.30). The full year fiscal 2012 provision for income taxes reflects a net tax expense of ($0.02) consisting of fourth quarter valuation allowance increase of ($0.05) and a $22 million third quarter tax benefit of ($0.03) related to a release of reserves for uncertain tax positions at international locations.

4. Restructuring and Impairment

The fiscal 2013 fourth quarter includes restructuring and impairment costs of $758 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency and Power Solutions businesses. The costs consist primarily of workforce reductions and a goodwill impairment charge of $430 million related to Automotive Interiors. The fiscal 2012 fourth quarter restructuring and impairment costs of $245 million related to cost reduction initiatives in the Automotive Experience, Building Efficiency, and Power Solutions businesses, and the costs consist primarily of workforce reductions.

5. Divestitures

In the fourth quarter of fiscal 2013, the Company completed the sale of its HomeLink business, which had been a part of the Automotive Experience Electronics segment, The Company received cash proceeds of approximately $700 million and recorded a net gain of $476 million ($257 million after-tax) as a result of the sale. The remaining Electronics business has been shown as assets held for sale and liabilities held for sale in the accompanying condensed consolidated statement of financial position as of September 30, 2013. In the fourth quarter of fiscal 2013, the Company also sold its commercial refrigeration business in France. The Company recorded a net loss of $22 million as a result of the sale.

6. Mark-to-Market Pension and Postretirement Plans

In the fourth quarter of fiscal 2012, the Company changed its method of accounting for pension and postretirement benefits. The pension and postretirement mark-to-market gain or charge for each period resulting from this accounting change is treated as a non-recurring/unusual item. The fiscal 2013 fourth quarter includes a mark-to-market gain for pension and postretirement plans of $405 million ($0.34). The fiscal 2012 fourth quarter includes a mark-to-market charge for pension and postretirement plans of ($447) million ($0.40).

7. Share Repurchase Program

In November 2012, the Company's Board of Directors authorized a share repurchase program to acquire up to $500 million of the Company's outstanding stock. During fiscal 2013, the Company repurchased $350 million under this authorization. In September 2013, the Company's Board of Directors authorized up to an additional $500 million. The share repurchase program does not have an expiration date and may be amended or terminated by the Board of Directors at any time without prior notice.

8. Earnings Per Share

The following table reconciles the numerators and denominators used to calculate basic and diluted earning per share (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2013	2012 (Revised)	2013	2012 (Revised)
	(unaudited)		(unaudited)
Income Available to Common Shareholders

Basic income (loss) available to common shareholders	$105	$(8)	$1,178	$1,184

Interest expense, net of tax	—	—	—	1

Diluted income available to common shareholders	$105	$(8)	$1,178	$1,185

Weighted Average Shares Outstanding
Basic weighted average shares outstanding	683.8	682.6	683.7	681.5
Effect of dilutive securities:
Stock options and unvested restricted stock	6.9	—	5.5	5.2
Equity units	—	—	—	1.9
Diluted weighted average shares outstanding	690.7	682.6	689.2	688.6